EXHIBIT 99.1

AFLAC Promotes Akitoshi Kan to Chairman, AFLAC International; Appoints Paul S. Amos II to AFLAC U.S. Executive Vice President

COLUMBUS, Ga., Nov. 15 - AFLAC Incorporated announced today that Akitoshi Kan has been promoted to chairman of AFLAC International. This promotion follows AFLAC Japan President Charles Lake's more active involvement in the company's strategic and policy initiatives in Japan. Lake will remain president of AFLAC Japan and will concentrate on regulatory issues. The company also announced today that Paul S. Amos II has been appointed executive vice president, AFLAC U.S. operations. These changes are effective January 1, 2005.

Kan, a graduate of Kanagawa University in Japan, joined AFLAC Japan's financial department in 1980. Prior to relocating to AFLAC's Worldwide Headquarters in 1999, he was executive vice president of internal operations for AFLAC Japan. Since 1999, Kan has served as executive vice president of AFLAC U.S. internal operations, where his responsibilities include the administration of AFLAC's U.S. insurance operations. In his new capacity, he will oversee all operations of AFLAC in Japan.

Amos received a bachelor's degree in economics from Duke University and a master's of business administration from Emory University. He also earned a juris doctorate from Tulane University. Amos joined AFLAC in 2002 as state sales coordinator of Georgia North. Today Georgia North ranks number one among all of AFLAC's 87 state operations in terms of total new annualized premium sales and has produced a 26% increase in new sales for the first nine months of 2004.

"I look forward to working with Aki and Paul in their new roles for years to come, and I believe they will enhance our management team and strengthen our organization," said AFLAC Incorporated Chairman and CEO Daniel P. Amos. "I am also pleased with Charles' leadership in the policy area. As a former director of Japan affairs for the office of the U.S. Trade Representative, Charles will be a great advocate for U.S. insurers at a time when the insurance industry faces the unique challenges presented by deregulation of banking distribution and Japan's postal insurance system.

"Aki has extensive knowledge of the Japanese market and our operations in Japan. He has produced a lengthy record of success in Japan and the United States during his career with AFLAC, and he leaves AFLAC U.S. in a very strong position from an administrative standpoint. At the same time, Paul brings discipline that will enable us to continue improving our operating efficiency. We can also benefit from his first-hand knowledge of the U.S. market and the management techniques that have led to Georgia North becoming our top state operation. These men have the skills, drive and energy that will help us maintain our market-leading positions in both the United States and Japan and promote synergy within our operations."

AFLAC Incorporated (NYSE: AFL) is an international holding company. A Fortune 500® company, AFLAC insures more than 40 million people worldwide. It is a leading writer of insurance products marketed at the worksite in the United States, offering policies to employees at more than 312,900 payroll accounts. The company insures one out of four Japanese households and is the largest life insurer in Japan in terms of individual insurance policies in force. In January 2004, AFLAC was included in Fortune magazine's list of "The 100 Best Companies to Work For in America" for the sixth consecutive year. Also in January 2004, AFLAC was named to Forbes magazine's "Platinum 400 List of Best Big Companies in America" for the fifth consecutive year. In March 2004, Fortune magazine included AFLAC in its annual listing of "America's Most Admired Companies." AFLAC's Internet address is http://www.aflac.com.

Analyst and investor contact - Kenneth S. Janke Jr., (800) 235-2667 - option 3, FAX: (706) 324-6330, or kjanke@aflac.com

Media contact - Laura Kane, (706) 596-3493, FAX: (706) 320-2288, or lkane@aflac.com